MEMORANDUM OF CHANGES

              DELAWARE INVESTMENTS UNIT INVESTMENT TRUST, SERIES 22

         The Prospectus filed with Amendment No. 1 of the Registration Statement on Form S-6 has been revised to reflect information regarding the deposit of Securities on October 2, 1998, and to set forth certain statistical data based thereon.

         COVER PAGE. The series number and the Trusts in the Fund have been added. Information relating to the sales charge and the price of the offering if the Units were available for purchase at the opening of business on the Initial Date of Deposit is set forth in the "Public Offering Price" section.

         PAGES 5-6.            The "Summary of Essential Financial Information"
                               table has been completed.

         PAGES 17-26.          The issuers of the Securities have been listed.

         PAGE 28.              The Taxation section has been updated.

         PAGE 48. The Independent Auditors' Report has been completed.

         PAGES 49-50.          The Statement of Net Assets has been completed.

         PAGES 51-54.          The Schedule of Investments and the Notes thereto
                               have been completed.

         BACK COVER            The Series numbers, the Trust in the Fund and the
                               date of the Prospectus have been included.